Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Susan Fisher 262-636-8434  s.h.fisher@na.modine.com

Modine Reports First Quarter Fiscal 2010 Results;
Delivers Sequential Improvement

RACINE, WI, July 30, 2009 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the first quarter of fiscal 2010, as follows:

First Quarter	2010	2009	Change
($ in millions except per share data)
Net Sales	$253.6	$437.9	$(184.3)
Gross Profit	$35.9	$72.9	$(37.0)
% of Sales	14.1%	16.6%	(250	bp)
Selling, General & Administrative (SG&A) Expenses	$38.5	$58.5	$(20.0)
Pre-Tax (Loss) Earnings from Continuing Operations	$(4.6)	$13.4	$(18.0)
(Loss) Earnings from Continuing Operations	$(5.6)	$6.6	$(12.2)
Diluted (Loss) Earnings Per Share from Continuing Operations	$(0.18)	$0.20	$(0.38)
Adjusted EBITDA	$16.8	$36.7	$(19.9)

Operating Cash Flow(a)	$8.0	$15.1	$(7.1)
Net Debt(b)	$228.9	$205.7	$23.2
(a) Includes cash flow from both continuing and discontinued operations
(b)As of June 30,2009 and March 31, 2009, respectively

“Given the continued global recessionary pressures on our business, we are pleased with the sequential improvement in Modine’s performance during the first quarter of fiscal 2010,” said Thomas A. Burke, Modine President and Chief Executive Officer.  “Although sales declined 42 percent versus a year ago, sales levels have stabilized versus the fourth quarter of fiscal 2009 and we are seeing the benefits of our focus on SG&A cost reduction, as well as the impact from our repositioning actions taken throughout fiscal 2009. During the first quarter, we were able to reduce our total SG&A costs by $20 million, while the gross margin improved for the first time in four quarters, rising 480 basis points from the fourth quarter of fiscal 2009.  Adjusted EBITDA of $16.8 million was at its highest level since the second quarter of last year.  Although we anticipate the next several quarters will remain challenging, we are encouraged by the performance trends in the business and believe Modine is well positioned for profitable growth as market volumes recover. We remain encouraged with the rate of new order intake, including a significant new truck module order utilizing our advanced Origami™ technology.  The fundamental growth drivers of the business – emissions reduction, energy efficiency, and infrastructure investment - remain intact.”

 First Quarter Overview
•
Sales volumes declined 42 percent from a year ago as a result of the weakened economy, instability in the global financial markets, and a corresponding downturn in the company’s vehicular markets, yet were relatively flat compared to the fourth quarter of fiscal 2009;

First Quarter Fiscal 2009 Results – Page 2

•
Gross margin of 14.1 percent declined 250 basis points from the first quarter of fiscal 2009 based on lower sales volumes and the corresponding underabsorption of fixed costs in the company’s manufacturing facilities;

•
On a sequential basis, however, gross margin rose 480 basis points from the fourth quarter of fiscal 2009 and reached its highest level in four quarters, reflecting a reduction in direct and indirect costs in the company’s manufacturing facilities and lower material costs;

•
Selling, general & administrative expenses decreased $20.0 million, or 34.1 percent, from the first quarter of fiscal 2009, reflecting the company’s intense focus on lowering its cost structure commensurate with the decline in sales;

•	The company completed the sale of its joint venture in China for $4.9 million and recognized a gain on sale of $1.5 million as part of its continuing portfolio rationalization strategy; and
•
Adjusted EBITDA of $16.8 million during the first quarter of fiscal 2010 exceeded the company’s expectations and contributed to the cumulative excess adjusted EBITDA of $40.5 million over the company’s minimum required adjusted EBITDA loan covenant for the two quarters ended June 30, 2009.

Cash and Liquidity
“Given the overall market conditions, we are very pleased with our underlying operational improvements, which enabled us to generate cash flow and provide additional cushion against our adjusted EBITDA loan covenant,” said Bradley C. Richardson, Executive Vice President – Corporate Strategy and Chief Financial Officer.  “We believe we have sufficient liquidity to manage our business and remain in compliance with our loan covenants.  This is based on the company’s available borrowing capacity, the more than $40 million in cumulative cushion built at the end of the first quarter with respect to our adjusted EBITDA covenant, as well as our anticipated fiscal 2010 results and further actions we have at our discretion.”

Operating cash flows were $8.0 million in the first quarter of fiscal 2010, compared with $15.1 million in the comparable period of fiscal 2009. The decrease in operating cash flows year over year was primarily driven by the larger reported net loss during the period, partially offset by the positive impact of the company’s working capital management initiatives. The company’s net debt (debt less cash on hand) at June 30, 2009 was $228.9 million, compared to $205.7 million at March 31, 2009.  The company’s net debt level has risen primarily as a result of the company’s decision to invest during the first quarter in previously committed new program launches and the previously announced construction of facilities in support of future growth.  Inclusive of this investment, planned capital spending is expected to remain at or below $65 million in fiscal 2010.  As of June 30, 2009, the company had available borrowing capacity of approximately $97 million, subject to its ability to comply with ongoing debt covenants.

Outlook
The global recession continues to have an adverse impact on the company’s sales volumes. This trend is expected to continue to adversely affect the company during fiscal 2010.  Our expectations for fiscal 2010 include:

•	Revenues up slightly from the first quarter 2010 run rate resulting from approximately $100 million in incremental sales volume from several new program launches globally;
•	Favorable impact of significant cost reductions implemented in late fiscal 2009;
•	Annual SG&A run rate of approximately $160 million; and
•	Continued strong emphasis on preserving cash and liquidity.

“As we move forward in fiscal 2010, we are driving the fundamentals of our Four Point Plan,” concluded Burke.  “We are beginning to see the benefits of the aggressive actions we have taken to improve profitability and lower our cost structure and are prepared to undertake further actions should they become necessary.  Meanwhile, as the sequential performance improvement in the first quarter indicates, we are building momentum through a more focused product portfolio, significant cost reductions, continued strong emphasis on preserving cash and liquidity, and delivering on our customer commitments.”

Conference Call and Webcast
Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, July 30, 2009 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss the fiscal 2010 first quarter.  The webcast and accompanying slides will be available on the investor section of the Modine website at www.modine.com.  The dial-in phone number for the audio portion of the call is 866-825-1709; passcode: 93481747.  The international call-in number is 617-213-8060; passcode: 93481747.  Participants are encouraged to log on to the webcast and conference call about 10 minutes prior to the start of the event. A replay of the audio and the slides will be available on the investor relations section of the Modine website at www.modine.com about two hours after the live call concludes.  A call-in replay will be available through August 6, 2009, at 888-286-8010; passcode: 63971488 or, for international callers, at 617-801-6888; passcode:  63971488.  A transcript of the call will be posted to the company’s website on August 3, 2009.

First Quarter Fiscal 2009 Results – Page 3

About Modine
Modine, with fiscal 2009 revenues of $1.4 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems, and fuel cells. The company employs approximately 7,000 people at 32 facilities worldwide in 15 countries.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements
This press release contains statements, including information about future financial performance, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, including, but not limited to, those described under "Risk Factors" in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2009 and under Forward-Looking Statements in Item 7 of Part II of that same annual report.  Other risks and uncertainties include, but are not limited to, the following: the company’s ability to remain in compliance  with its debt agreements and financial covenants going forward; Modine’s ability to fund its liquidity requirements and meet its long-term commitments given the continued decline and disruption in the credit markets due to the world-wide credit crisis; the impact the current global economic uncertainty and credit market turmoil is having on Modine, its customers and its suppliers and any worsening of such economic conditions; the secondary effects on Modine’s future cash flows and liquidity that may result from Modine’s customers and lenders dealing with the economic crisis and its consequences; Modine’s ability to limit capital spending and/or consummate planned divestitures; Modine’s ability to successfully execute its four-point recovery plan; the nature of the vehicular industry, including the dramatic decline in customer build rates; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission.  The company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures
Adjusted EBITDA and Net Debt (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management and the company’s lenders as a performance measure to judge liquidity and covenant compliance for our business. These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the GAAP measures.  The presentations of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The company’s (loss) earnings from continuing operations before interest expense and provision for income taxes, adjusted to exclude unusual, non-recurring or extraordinary non-cash charges and up to $14.0 million of cash restructuring and repositioning charges, and further adjusted to add back depreciation and amortization expense, as defined in the applicable debt agreements; this is a financial measure of the profit generated excluding the above mentioned items.

Definition – Net Debt
The sum of short- and long-term debt, less cash on hand; this is an indicator of the company’s debt position after considering on hand cash balances.

-- Financial tables follow --

First Quarter Fiscal 2009 Results – Page 4

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
	(In thousands, except per share amounts)

	Three months ended June 30,
	2009	2008
Net sales	$253,632	$437,871
Cost of sales	217,767	365,021
Gross profit	35,865	72,850
Selling, general and administrative expenses	38,547	58,490
Restructuring expense (income)	1,196	(53)
Impairment of long-lived assets	994	134
(Loss) income from operations	(4,872)	14,279
Interest expense	5,459	2,623
Other income - net	(5,705)	(1,753)
(Loss) earnings from continuing operations before income taxes	(4,626)	13,409
Provision for income taxes	1,016	6,825
(Loss) earnings from continuing operations	(5,642)	6,584
(Loss) earnings from discontinued operations (net of income taxes)	(8,861)	354
Gain on sale of discontinued operations (net of income taxes)	-	849
Net (loss) earnings	$(14,503)	$7,787

(Loss) earnings from continuing operations per common share:
Basic	$(0.18)	$0.20
Diluted	$(0.18)	$0.20

Net (loss) earnings per common share:
Basic	$(0.45)	$0.24
Diluted	$(0.45)	$0.24

Weighted average shares outstanding:
Basic	32,179	32,249
Diluted	32,179	32,313

Dividends paid per share	$-	$0.10

Comprehensive income, which represents net (loss) earnings adjusted by the post-tax change in foreign-currency translation, the effective portion of cash flow hedges and change in benefit plan adjustment recorded in shareholders' equity, for the three month period ended June 30, 2009 and 2008, were $14,975 and $11,109, respectively.

Condensed consolidated balance sheets (unaudited)
		(In thousands)
	June 30, 2009	March 31, 2009
Assets
Cash and cash equivalents	$23,745	$43,536
Short term investments	1,010	1,189
Trade receivables - net	128,171	122,266
Inventories	90,622	88,077
Assets held for sale	37,589	29,173
Other current assets	47,833	41,610
Total current assets	328,970	325,851
Property, plant and equipment - net	455,990	426,565
Assets held for sale	29,645	34,328
Other noncurrent assets	64,638	65,388
Total assets	$879,243	$852,132
Liabilities and shareholders' equity
Debt due within one year	$247	$5,232
Accounts payable	98,390	94,506
Liabilities of business held for sale	34,964	28,018
Other current liabilities	113,466	123,277
Total current liabilities	247,067	251,033
Long-term debt	252,370	243,982
Deferred income taxes	12,624	9,979
Liabilities of business held for sale	13,968	12,181
Other noncurrent liabilities	93,295	91,120
Total liabilities	619,324	608,295
Shareholders' equity	259,919	243,837
Total liabilities & shareholders' equity	$879,243	$852,132

First Quarter Fiscal 2009 Results – Page 5

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
		(In thousands)
Three months ended June 30,	2009	2008

Cash flows from operating activities:
Net (loss) earnings	$(14,503)	$7,787
Adjustments to reconcile net (loss) earnings with net cash provided by operating activities:
Depreciation and amortization	16,349	19,587
Impairments of long-lived assets	8,640	134
Other - net	(1,623)	(1,047)
Net changes in operating assets and liabilities	(879)	(11,343)
Net cash provided by operating activities	7,984	15,118

Cash flows from investing activities:
Expenditures for property, plant and equipment	(26,711)	(24,149)
Proceeds from dispositions of assets	2,498	10,801
Settlement of derivative contracts	(3,749)	657
Other- net	1,635	2,968
Net cash used for investing activities	(26,327)	(9,723)

Cash flows from financing activities:
Net decrease in debt	(189)	(2,557)
Repurchase of common stock, treasury and retirement	(24)	(486)
Cash dividends paid	-	(3,224)
Other - net	(2,102)	7,248
Net cash (used for) provided by financing activities	(2,315)	981

Effect of exchange rate changes on cash	2,135	101
Change in cash balances held for sale	(1,268)	-

Net (decrease) increase in cash and cash equivalents	(19,791)	6,477

Cash and cash equivalents at beginning of period	43,536	38,595

Cash and cash equivalents at end of period	$23,745	$45,072

Condensed segment operating results (unaudited)
		(In thousands)

	Three months ended June 30,
	2009	2008
Sales:
Original Equipment - Asia	$6,294	$5,585
Original Equipment - Europe	105,268	217,128
Original Equipment - North America	88,224	133,195
South America	22,641	41,346
Commercial Products	34,364	48,884
Fuel Cell	3,294	1,144
Segment sales	260,085	447,282
Corporate and administrative	846	849
Eliminations	(7,299)	(10,260)
Total net sales	$253,632	$437,871

Operating income/(loss):
Original Equipment - Asia	$(1,604)	$(1,882)
Original Equipment - Europe	2,206	26,856
Original Equipment - North America (a)	601	(9,368)
South America	1,193	4,190
Commercial Products	2,425	3,873
Fuel Cell	2,145	(937)
Segment income from operations	6,966	22,732
Corporate and administrative (a)	(11,930)	(8,499)
Eliminations	92	46
(Loss) income from operations	$(4,872)	$14,279

(a)
Operating income/(loss) for the first quarter of fiscal 2009 was restated for comparative purposes to reflect the realignment of $5,171 of support department costs previously included in Corporate and administrative into the Original Equipment - North America segment.

First Quarter Fiscal 2009 Results – Page 6

Modine Manufacturing Company
Adjusted Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations (unaudited)

(In thousands)

	Three months ended June 30,
	2009	2008
(Loss) earnings from continuing operations	$(5,642)	$6,584
Interest expense	5,459	2,623
Provision for income taxes	1,016	6,825
Depreciation and amortization (a)	15,755	18,104
EBITDA from continuing operations	16,588	$34,136

Restructuring and repositioning charges	2,263	2,328
Non-cash charges (b)	(2,036)	238
Adjusted EBITDA	$16,815	$36,702

(a)	Depreciation and amortization of $1,199 for three months ended June 30, 2008 related to discontinued operations and was excluded from the depreciation and amortization presented above.
(b)
Non-cash charges are comprised of long-lived asset impairments, non-cash restructuring and repositioning charges, exchange gains or losses on intercompany loans and non-cash charges which are unusual, non-recurring or extraordinary.

Net Debt (unaudited)
		(In thousands)

	June 30, 2009	March 31, 2009
Debt due within one year	$247	$5,232
Long-term debt	252,370	243,982
Total debt	252,617	249,214

Less: cash and cash equivalents	23,745	43,536
Net debt	$228,872	$205,678

Other Income - Net (unaudited)
		(In thousands)

	Three months ended June 30,
	June 30, 2009	June 30, 2008
Equity in earnings of non-consolidated affiliates	$409	$889
Interest income	194	438
Foreign currency transactions (c)	3,560	156
Other non-operating income - net (d)	1,542	270
Total other income - net	$5,705	$1,753

(c)	Foreign currency transactions are primarily comprised of foreign currency transaction gains on inter-company loans denominated in a foreign currency.
(d)	Other non-operating income - net includes the $1,465 gain on sale of the company's 50 percent ownership of Anhui Jianghaui Mando Climate Control Co. Ltd (JMCC) during the first quarter of fiscal 2010.